As filed with the Securities and Exchange Commission on July 16, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AUTODESK, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2819853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 McInnis Parkway

San Rafael, California 94903

(415) 507-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew Anagnost

President and Chief Executive Officer

Autodesk, Inc.

111 McInnis Parkway

San Rafael, California 94903

(415) 507-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pascal W. Di Fronzo, Esq. SVP, Corporate Affairs, Chief Legal Officer and Secretary Autodesk, Inc. 111 McInnis Parkway San Rafael, California 94903 (415) 507-5000	Steven E. Bochner, Esq. Douglas K. Schnell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price (2) Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share	340,769	$132.84	$45,267,753	$5,636

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on July 11, 2018.

340,769 Shares

Common Stock

The selling stockholders of Autodesk, Inc. identified in this prospectus may offer and resell up to 340,769 shares of our common stock under this prospectus. The selling stockholders acquired these shares from us pursuant to an Agreement and Plan of Merger, dated as of June 26, 2018 (the “Merger Agreement”), by and among us, Assemble Systems, Inc. (“Assemble Systems”), Assemble Holdco, Inc., Assemble Merger Sub, Inc., and Thomas A. Satterfield, Jr., as the Securityholders’ Agent, in connection with our acquisition of Assemble Systems. We will not receive any proceeds from the sale of these shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section of this prospectus captioned “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ADSK.” On July 13, 2018, the last reported sale price for our common stock was $137.21 per share.

Investing in our common stock involves risks.

See the section of this prospectus captioned “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of our common stock, as described in this prospectus, in one or more offerings.

You should rely only on the information contained in this prospectus (as supplemented and amended). We have not authorized anyone to provide you with information that is different from that contained in this prospectus (as supplemented and amended). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus (as supplemented and amended) does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy any such securities in any circumstances in which such offer or solicitation is unlawful. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus (as supplemented and amended) is accurate as of any dates other than their respective dates.

We urge you to read carefully this prospectus (as supplemented and amended) before deciding whether to purchase any of the shares of common stock being offered.

Unless the context otherwise indicates, references in this prospectus to “Autodesk,” “we,” “our” and “us” refer, collectively, to Autodesk, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus are based on information currently available to us and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference herein and therein, including those detailed in the Risk Factors section of any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any related prospectus supplement entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered under this prospectus, and our financial statements and notes thereto incorporated by reference in this prospectus before deciding whether to purchase shares of our common stock from the selling stockholders.

OUR BUSINESS

General

We are a global leader in design software and services, offering customers productive business solutions through powerful technology products and services. We serve customers in architecture, engineering and construction; product design and manufacturing; and digital media and entertainment industries. Our customers are able to design, fabricate, manufacture and build anything by visualizing, simulating and analyzing real-world performance early in the design process. These capabilities allow our customers to foster innovation, optimize their designs, streamline their manufacturing and construction processes, save time and money, improve quality, communicate plans, and collaborate with others. Our professional software products and services are sold globally, both directly to customers and through a network of resellers and distributors.

Products

Our architecture, engineering and construction products improve the way building, infrastructure, and industrial projects are designed, built, and operated. Our product development and manufacturing software provide manufacturers in automotive, transportation, industrial machinery, consumer products and building product industries with comprehensive digital design, engineering, manufacturing and production solutions. These technologies bring together data from all phases of the product development and production life cycle, creating a digital pipeline that supports greater productivity and accuracy through process automation. Our digital media and entertainment products provide tools for digital sculpting, modeling, animation, effects, rendering, and compositing for design visualization, visual effects and games production. Our portfolio of products and services enables our customers to foster innovation, optimize and improve their designs, save time and money, improve quality, communicate plans, and collaborate with others.

We were incorporated in California in April 1982 and were reincorporated in Delaware in May 1994. Our principal executive office is located at 111 McInnis Parkway, San Rafael, California 94903 and the telephone number at that address is (415) 507-5000. Our internet address is www.autodesk.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	340,769 shares

Our common stock is listed on the Nasdaq Global Select Market under the symbol	ADSK

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of these shares.

Background

On July 3, 2018, pursuant to the terms of the Merger Agreement, we acquired Assemble Systems. In that transaction, we paid cash and an aggregate of 340,769 shares of our common stock. Under the terms of the Merger Agreement, we agreed to file with the SEC a registration statement on Form S-3 covering the resale of the shares of common stock held by certain former holders of capital stock of Assemble Systems.

Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of common stock held by certain former holders of capital stock of Assemble Systems that we agreed to register pursuant to the Merger Agreement. When we refer to the “selling stockholders” in this prospectus, we are referring to certain former holders of capital stock of Assemble Systems.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Global economic and political conditions may further impact our industries, business and financial results.

Our overall performance depends largely upon domestic and worldwide economic and political conditions. The United States and other international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, decreased government spending, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These economic conditions can occur abruptly. If economic growth in countries where we do business slows or if such countries experience further economic recessions, customers may delay or reduce technology purchases. Our customers include government entities, including the U.S. federal government, and if spending cuts impede the ability of governments to purchase our products and services, our revenue could decline. In addition, a number of our customers rely, directly and indirectly, on government spending.

Geopolitical trends toward nationalism and protectionism and the weakening or dissolution of international trade pacts may increase the cost of, or otherwise interfere with, conducting business. These trends have increased levels of political and economic unpredictability globally, and may increase the volatility of global financial markets; the impact of such developments on the global economy remains uncertain. Political instability or adverse political developments in any of the countries in which we do business could harm our business, results of operations and financial condition.

A financial sector credit crisis could impair credit availability and the financial stability of our customers, including our distribution partners and channels. A disruption in the financial markets may also have an effect on our derivative counter-parties and could also impair our banking partners, on which we rely for operating cash management. Any of these events could harm our business, results of operations and financial condition.

If we fail to successfully manage our business model transition to cloud-based products and more flexible product licenses, our results of operations could be negatively impacted.

To address the industry transition from personal computer to cloud, mobile, and social computing, we accelerated our move to the cloud and are offering more flexible product licenses. To support our transition, we discontinued selling new perpetual licenses of most individual software products effective February 1, 2016, and discontinued selling new perpetual licenses of suites effective August 1, 2016. On June 15, 2017, we commenced a program to incentivize maintenance plan customers to move to subscription plan offerings. Through this program we offer discounts to those maintenance plan customers that move to subscription plan offerings, while at the same time increasing maintenance plan pricing over time for customers that remain on maintenance.

As a result, we expect to derive an increasing portion of our revenues in the future from subscriptions. This subscription model prices and delivers our products in a way that differs from the historical perpetual pricing and delivery methods. These changes reflect a significant shift from perpetual license sales and distribution of our software in favor of providing our customers the right to access certain of our software in a hosted environment or use downloaded software for a specified subscription period. During the first three years of the transition, revenue, billings, gross margin, operating margin, net income (loss), earnings (loss) per share, deferred revenue, and cash flow from operations have been impacted as more revenue is recognized ratably rather than upfront and as new offerings bring a wider variety of price points.

Our ability to achieve our financial objectives is subject to risks and uncertainties. The new offerings require a considerable investment of technical, financial, legal, and sales resources, and a scalable organization. Market acceptance of such offerings is affected by a variety of factors, including but not limited to: security, reliability, performance, current license terms, customer preference, social/community engagement, customer concerns with entrusting a third party to store and manage their data, public concerns regarding privacy and the enactment of restrictive laws or regulations. Whether our business model transition will prove successful and will accomplish our business and financial objectives is subject to numerous risks and uncertainties, including but not limited to: customer demand, attach and renewal rates, channel acceptance, our ability to further develop and scale infrastructure, our ability to include functionality and usability in such offerings that address customer requirements, tax and accounting implications, pricing, and our costs. In addition, the metrics we use to gauge the status of our business model transition may evolve over the course of the transition as significant trends emerge. If we are unable to successfully establish these new offerings and navigate our business model transition in light of the foregoing risks and uncertainties, our results of operations could be negatively impacted.

Our strategy to develop and introduce new products and services exposes us to risks such as limited customer acceptance, costs related to product defects, and large expenditures, each of which may not result in additional net revenue or could result in decreased net revenue.

Rapid technological changes, as well as changes in customer requirements and preferences, characterize the software industry. Just as the transition from mainframes to personal computers transformed the industry 30 years ago, we believe our industry is undergoing a similar transition from the personal computer to cloud, mobile, and social computing. Customers are also reconsidering the manner in which they license software products, which requires us to constantly evaluate our business model and strategy. In response, we are focused on providing solutions to enable our customers to be more agile and collaborative on their projects. We devote significant resources to the development of new technologies. In addition, we frequently introduce new business models or methods that require a considerable investment of technical and financial resources such as our introduction of flexible license and service offerings. It is uncertain whether these strategies will prove successful or whether we will be able to develop the necessary infrastructure and business models more quickly than our competitors. We are making such investments through further development and enhancement of our existing products and services, as well as through acquisitions of new product lines. Such investments may not result in sufficient revenue generation to justify their costs and could result in decreased net revenue. If we are not able to meet customer requirements, either with respect to our software or hardware products or the manner in which we provide such products, or if we are not able to adapt our business model to meet our customers’ requirements, our business, financial condition or results of operations may be adversely impacted.

In particular, a critical component of our growth strategy is to have customers of our AutoCAD and AutoCAD LT products expand their portfolios to include our other offerings and cloud-based functionality. We want customers using individual Autodesk products to expand their portfolio with our other offerings and cloud-based functionality, and we are taking steps to accelerate this migration. At times, sales of licenses of our AutoCAD and AutoCAD LT or individual Autodesk flagship products have decreased without a corresponding increase in industry collections or cloud-based functionality revenue or without purchases of customer seats to our industry collections. Should this continue, our results of operations will be adversely affected. Also, adoption of our cloud and mobile computing offerings and changes in the delivery of our software and services to our customers, such as product subscription offerings, will change the way in which we recognize revenue relating to our software and services, with a potential negative impact on our financial performance. The accounting impact of these offerings and other business decisions resulted in an increase in the percentage of our ratable revenue, as well as recurring revenue, making for a more predictable business over time, while reducing our upfront perpetual revenue stream.

Our executive management team must act quickly, continuously, and with vision, given the rapidly changing customer expectations and technology advancements inherent in the software industry, the extensive and complex efforts required to create useful and widely accepted products and the rapid evolution of cloud computing, mobile devices, new computing platforms, and other technologies, such as consumer products. Although we have articulated a strategy that we believe will fulfill these challenges, if we fail to execute properly on that strategy or adapt that strategy as market conditions evolve, we may fail to meet our customers’ expectations, fail to compete with our competitors’ products and technology, and lose the confidence of our channel partners and employees. This in turn could adversely affect our business and financial performance.

A significant portion of our revenue is generated through maintenance revenue; if decreases in maintenance revenue are not offset by increases in subscription revenue, our future revenue and financial results will be negatively impacted.

Our maintenance customers have no obligation to renew their maintenance contracts after the expiration of their maintenance period, which is typically one year. The discontinuance of our perpetual licenses for most individual software products on February 1, 2016 and for perpetual suites on August 1, 2016 resulted in the loss of future opportunities to sell maintenance. On June 15, 2017, we commenced a program to incentivize maintenance plan customers to move to subscription plan offerings. As a result, we expect customer renewal rates will decline or fluctuate over time as a result of a number of factors, including the overall global economy, the health of their businesses, the perceived value of the maintenance program and planned maintenance pricing increases. If our non-renewing maintenance customers do not transition to subscriptions, our future revenue and financial results will be negatively impacted.

We may not be able to predict subscription renewal rates and their impact on our future revenue and operating results.

Our customers are not obligated to renew their subscriptions for our offerings, and they may elect not to renew. We cannot assure renewal rates, or the mix of subscriptions renewals. Customer renewal rates may decline or fluctuate due to a number of factors, including offering pricing, competitive offerings, customer satisfaction, and reductions in customer spending levels or customer activity due to economic downturns or financial markets uncertainty. If our customers do not renew their subscriptions or if they renew on less favorable terms, our revenues may decline.

Revenue from our offerings may be difficult to predict during our business model transition.

The discontinuance of our perpetual licenses for most individual software products on February 1, 2016 and for perpetual suites on August 1, 2016 has and will continue to result in the loss of future upfront licensing revenue. This also has frozen the growth of our maintenance revenue because there will be no further opportunities to attach maintenance. On June 15, 2017, we commenced a program to incentivize maintenance plan customers to move to subscription plan offerings. As a result, we expect our maintenance revenue to decline over time, but it may decline more quickly than anticipated due to low maintenance renewals. At the same time, our subscription revenue may not grow as rapidly as anticipated. Our subscription pricing allows customers to use our offerings at a lower initial cost when compared to the sale of a perpetual license. Although our subscriptions are designed to increase the number of customers who purchase offerings and create a recurring revenue stream that is more predictable over time, it creates risks related to the timing of revenue recognition and expected reductions in cash flows in the near term.

Actions that we are taking to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.

During the fourth quarter of fiscal 2018, we commenced a world-wide restructuring plan to support the Company’s strategic priorities of completing the subscription transition; digitizing the Company; and re-imagining manufacturing, construction, and production. Through the restructuring, we seek to reduce our investment in areas not aligned with our strategic priorities, including in areas related to research and development and go-to-market activities. At the same time, we plan to further invest in strategic priority areas related to as digital infrastructure, customer success, and construction.

As a result of these actions, we will incur additional costs in the short term that will have the effect of reducing our GAAP operating margins. We may encounter challenges in the execution of these efforts, and these challenges could impact our financial results. If we are unable to successfully complete our restructuring efforts, our business and operating results may be harmed.

We are dependent on international revenue and operations, exposing us to significant regulatory, global economic, intellectual property, collections, currency exchange rate, taxation, political instability and other risks, which could adversely impact our financial results.

We are dependent on our international operations for a significant portion of our revenue. International net revenue represented 64% and 63% of our net revenue in fiscal 2018 and 2017, respectively. Our international revenue, including that from emerging economies, is subject to general economic and political conditions in foreign markets, including conditions in foreign markets resulting from economic and political conditions in the U.S. Our revenue is also impacted by the relative geographical and country mix of our revenue over time. At times, these factors adversely impact our international revenue, and consequently our business as a whole. Our dependency on international revenue makes us much more exposed to global economic and political trends, which can negatively impact our financial results, even if our results in the U.S. are strong for a particular period. Further, some portion of our earnings from our international operations may not be freely transferable to the U.S. due to remittance restrictions, adverse tax consequences or other factors.

We anticipate that our international operations will continue to account for a significant portion of our net revenue, and, as we expand our international development, sales and marketing expertise, will provide significant support to our overall efforts in countries outside of the U.S.

Risks inherent in our international operations include:

•	economic volatility;

•	tariffs, quotas, and other trade barriers and restrictions;

•	fluctuating currency exchange rates, including risks related to any hedging activities we undertake;

•	unexpected changes in regulatory requirements and practices;

•	delays resulting from difficulty in obtaining export licenses for certain technology;

•	different purchase patterns as compared to the developed world;

•	operating in locations with a higher incidence of corruption and fraudulent business practices, particularly in emerging economies;

•	increasing enforcement by the U.S. under the Foreign Corrupt Practices Act, and adoption of stricter anti-corruption laws in certain countries, including the United Kingdom;

•	difficulties in staffing and managing foreign sales and development operations;

•	local competition;

•	longer collection cycles for accounts receivable;

•	U.S. and foreign tax law changes impacting how multinational companies are taxed;

•	tax arrangements with foreign governments, including our ability to meet and renew the terms of those tax arrangements;

•	laws regarding the management of and access to data and public networks;

•	possible future limitations upon foreign owned businesses;

•	increased financial accounting and reporting burdens and complexities;

•	inadequate local infrastructure;

•	greater difficulty in protecting intellectual property;

•	software piracy; and

•	other factors beyond our control, including popular uprisings, terrorism, war, natural disasters, and diseases.

Some of our business partners also have international operations and are subject to the risks described above.

The Brexit vote has exacerbated and may further exacerbate many of the risks and uncertainties described above. The proposed withdrawal of the United Kingdom from the European Union could, among other potential outcomes, adversely affect the tax, tax treaty, currency, operational, legal and regulatory regimes to which our businesses in the region are subject. The withdrawal could also, among other potential outcomes, disrupt the free movement of goods, services and people between the United Kingdom and the European Union and significantly disrupt trade between the United Kingdom and the European Union and other parties. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United Kingdom and the other economies in which we operate.

In addition, the United States and other countries have from time to time proposed and enacted protectionist trade policies. While the impact of the current U.S. administration’s changes to foreign trade policy remains uncertain, an escalation of protectionist or retaliatory trade measures in either the United States or any other countries in which we do business, such as a change in tariff structures, export compliance or other trade policies, may increase the cost of, or otherwise interfere with, conducting our business.

Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our offerings are subject to U.S. export controls and economic sanctions laws and regulations that prohibit the shipment of certain products and services without the required export authorizations or export to locations, governments, and persons targeted by U.S. sanctions. While we have processes in place to prevent our offerings from being exported in violation of these laws, including obtaining authorizations as appropriate and screening against U.S. Government and international lists of restricted and prohibited persons, we cannot guarantee that these processes will prevent all violations of export control and sanctions laws.

We also note that if our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences including government investigations and penalties. We presently incorporate export control and sanctions compliance requirements in our channel partner agreements. Complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

Violations of U.S. sanctions or export control laws can result in fines or penalties. While we have extensive compliance procedures in place, licensing of our product offerings may have been made in potential violation of the export control and economic sanctions laws. We filed a Voluntary Self Disclosure in December 2016 with the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) with respect to the sale of certain licenses in an aggregate amount of less than $700,000. We are currently waiting for OFAC to complete its review of this matter. We could be subject to monetary penalties or other sanctions by OFAC in connection with its review of this issue.

Our software is highly complex and may contain undetected errors, defects or vulnerabilities, each of which could harm our business and financial performance.

The software products that we offer are complex, and despite extensive testing and quality control, may contain errors, defects or vulnerabilities. Some errors, defects and vulnerabilities in our software products may only be discovered after the product or service has been released. Any errors, defects or vulnerabilities could result in the need for corrective releases to our software products, damage to our reputation, loss of revenue, an increase in product returns or lack of market acceptance of our products, any of which would likely harm our business and financial performance.

Existing and increased competition and rapidly evolving technological changes may reduce our revenue and profits.

The software industry has limited barriers to entry, and the availability of computing devices with continually expanding performance at progressively lower prices contributes to the ease of market entry. The industry is presently undergoing a platform shift from the personal computer to cloud and mobile computing. This shift further lowers barriers to entry and poses a disruptive challenge to established software companies. The markets in which we compete are characterized by vigorous competition, both by entry of competitors with innovative technologies and by consolidation of companies with complementary products and technologies. In addition, some of our competitors in certain markets have greater financial, technical, sales and marketing, and other resources. Furthermore, a reduction in the number and availability of compatible third-party applications, or our inability to rapidly adapt to technological and customer preference changes, including those related to cloud computing, mobile devices, and new computing platforms, may adversely affect the sale of our products. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced net revenue and profit margins and loss of market share, any of which would likely harm our business.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Because we conduct a substantial portion of our business outside the U.S., we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and economic conditions change. Our exposure to adverse movements in foreign currency exchange rates could have a material adverse impact on our financial results and cash flows.

We use derivative instruments to manage a portion of our cash flow exposure to fluctuations in foreign currency exchange rates. As part of our risk management strategy, we use foreign currency contracts to manage a portion of our exposures of underlying assets, liabilities, and other obligations, which exist as part of our ongoing business operations. These foreign currency instruments have maturities that extend for one to twelve months in the future, and provide us with some protection against currency exposures. However, our attempts to hedge against these risks may not be completely successful, resulting in an adverse impact on our financial results.

The fluctuations of currencies in which we conduct business can both increase and decrease our overall revenue and expenses for any given fiscal period. Although our foreign currency cash flow hedge program extends beyond the current quarter in order to reduce our exposure to foreign currency volatility, we do not attempt to completely mitigate this risk, and in any case, will incur transaction fees in adopting such hedging programs. Such volatility, even when it increases our revenues or decreases our expenses, impacts our ability to accurately predict our future results and earnings.

Security incidents may compromise the integrity of our or our customers’ products, services, data or intellectual property, harm our reputation, damage our competitiveness, create additional liability and adversely impact our financial results.

As we digitize the Company and use cloud and web base technologies to leverage customer data to deliver the total customer experience, we are exposed to increased security risks and the potential for unauthorized access to, or improper use of our and our customers’ information. Like other software products and systems, ours are vulnerable to security incidents. We devote resources to maintain the security and integrity of our systems, products, services and applications (online, mobile and desktop). We accomplish this by enhancing security features, conducting penetration tests, code hardening, releasing security vulnerability updates and accelerating our incident response time. Despite these efforts, we may not prevent security incidents.

Hackers regularly have targeted our systems, products, services and applications, and we expect them to do so in the future. Security incidents could disrupt the proper functioning of our systems, products or services; cause errors in the output of our customers’ work; allow unauthorized access to sensitive, data or intellectual property, including proprietary or confidential information of ours or our customers; or cause other destructive outcomes.

The risk of a security incident, particularly through cyber attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. These threats include but are not limited to identity theft, unauthorized access, DNS attacks, wireless network attacks, viruses and worms, advanced persistent threat (APT), application centric attacks, peer-to-peer attacks, phishing, malicious file uploads, backdoor trojans and distributed denial of service (DDoS) attacks. In addition, third parties may attempt to fraudulently induce our employees, vendors, partners or users to disclose information to gain access to our data or our users’ data and there is the risk of employee, contractor, or vendor error or malfeasance. Despite efforts to create security barriers to such threats, it is virtually impossible for us to entirely eliminate this risk.

If any of the foregoing security incidents were to occur, our reputation may suffer, our competitive position may be diminished, customers may stop buying our products and services, we could face lawsuits and potential liability, and our financial performance could be negatively impacted.

Increasing regulatory focus on privacy issues and expanding laws may impact our business or expose us to increased liability.

Our strategy to digitize the Company involves increasing our use of cloud and web based technologies and applications to leverage customer data. To accomplish this strategy, we must collect customer data, which may include personal data. Federal, state and foreign government privacy and data security laws apply to the treatment of personal data. Governments, the plaintiffs’ bar, privacy advocates and customers have increased their focus on how companies collect, process, use, store, share and transmit personal data.

The General Data Protection Regulation (“GDPR”) is applicable in all EU member states as of May 25, 2018, and replaces the current EU Data Protection Directive. The GDPR introduces new data protection requirements in the EU and substantial fines for non-compliance. The GDPR increases our responsibility and potential liability in relation to personal data, and we have and will continue to put in place additional processes and programs to demonstrate compliance. Compliance with these laws is costly and could delay or impede the development of new offerings. Any failure to comply with GDPR or other data privacy laws could lead to government enforcement actions and significant penalties. Further, any perceived privacy right violation could result in reputational harm, third-party claims, lawsuits or investigations. Additionally, we store customer information and content and if our customers fail to comply with contractual obligations or applicable laws, it could result in litigation or reputational harm to us.

GDPR, other new laws and self-regulatory codes may affect our ability to reach current and prospective customers, to understand how our products and services are being used, to respond to customer requests allowed under the laws, and to implement our new business models effectively. These new laws and regulations would similarly affect our competitors as well as our customers. These requirements could impact demand for our products and services and result in more onerous contract obligations.

We rely on third-parties to provide us with a number of operational and technical services; third-party security incidents could expose us to liability, harm our reputation, damage our competitiveness and adversely impact our financial performance.

We rely on third-parties, such as Amazon Web Services, to provide us with operational and technical services. These third parties may have access to our systems, provide hosting services, or otherwise process data about us, our customers, employees, or partners. Any third party security incident could compromise the integrity of, or availability or result in the theft of data. In addition, our operations, or the operations of our customers or partners, could be negatively affected in the event of a security breach, and could be subject to the loss or theft of confidential or proprietary information, including source code. Unauthorized access to data and other confidential or proprietary information may be obtained through break-ins, network breaches by unauthorized parties, employee theft or misuse, or other misconduct. If any of the foregoing were to occur, our reputation may suffer, our competitive position may be diminished, customers may buy fewer of our products and services, we could face lawsuits and potential liability, and our financial performance could be negatively impacted.

Delays in service from third-party service providers could expose us to liability, harm our reputation, damage our competitiveness and adversely impact our financial performance.

From time to time, we may rely on a single or limited number of suppliers, or upon suppliers in a single country, for the provision of various services and materials that we use in the operation of our business and production of our products. The inability of such third parties to satisfy our requirements could disrupt our business operations or make it more difficult for us to implement our business strategy. If any of these situations were to occur, our reputation could be harmed, we could be subject to third party liability, including under data protection and privacy laws in certain jurisdictions, and our financial performance could be negatively impacted.

If we do not maintain good relationships with the members of our distribution channel, our ability to generate revenue will be adversely affected. If our distribution channel suffers financial losses, becomes financially unstable or insolvent, or is not provided the right mix of incentives to sell our products, our ability to generate revenue will be adversely affected.

We sell our software products both directly to end-users and through a network of distributors and resellers. For fiscal 2018 and fiscal 2017, approximately 70% and 72%, respectively, of our revenue was derived from indirect channel sales through distributors and resellers and we expect that the majority of our revenue will continue to be derived from indirect channel sales in the future. Our ability to effectively distribute our products depends in part upon the financial and business condition of our distributor and reseller network. Computer software distributors and resellers typically are not highly capitalized, have previously experienced difficulties during times of economic contraction and experienced difficulties during the past several years. We have processes to ensure that we assess the creditworthiness of distributors and resellers prior to our sales to them. In the past we have taken steps to support them, and may take additional steps in the future, such as extending credit terms and providing temporary discounts. These steps, if taken, could harm our financial results. If our distributors and resellers were to become insolvent, they would not be able to maintain their business and sales, or provide customer support services, which would negatively impact our business and revenue.

We rely significantly upon major distributors and resellers in both the U.S. and international regions, including the distributor Tech Data. Tech Data accounted for 31% and 30% of our total net revenue for fiscal 2018 and 2017, respectively. Although we believe that we are not substantially dependent on Tech Data, if Tech Data were to experience a significant disruption with its business or if our relationship with Tech Data were to significantly deteriorate, it is possible that our ability to sell to end users would be, at least temporarily, negatively impacted. This could in turn negatively impact our financial results.

Over time, we have modified and will continue to modify aspects of our relationship with our distributors and resellers, such as their incentive programs, pricing to them and our distribution model to motivate and reward them for aligning their businesses with our strategy and business objectives. Changes in these relationships and underlying programs could negatively impact their business and harm our business. Further, our distributors and resellers may lose confidence in our business model transition, move to competitive products, or may not have the skills or ability to support customers under the subscription model. The loss of or a significant reduction in business with those distributors or resellers could harm our business. In particular, if one or more of such distributors or resellers were unable to meet their obligations with respect to accounts payable to us, we could be forced to write off such accounts and may be required to delay the recognition of revenue on future sales to these customers. These events could have a material adverse effect on our financial results.

Our financial results fluctuate within each quarter and from quarter to quarter making our future revenue and financial results difficult to predict.

Our quarterly financial results have fluctuated in the past and will continue to do so in the future. These fluctuations could cause our stock price to change significantly or experience declines. We also provide investors with quarterly and annual financial forward-looking guidance that could prove to be inaccurate as a result of these fluctuations. In addition to the other factors described in this Risk Factors section, some of the factors that could cause our financial results to fluctuate include:

•	general market, economic, business, and political conditions in particular geographies, including Europe, APAC, and emerging economies;

•	failure to produce sufficient revenue, billings or subscription growth, and profitability;

•	failure to achieve anticipated levels of customer acceptance of our business model transition, including the impact of the end of perpetual licenses and the introduction of our maintenance-to-subscription program;

•	restructuring or other accounting charges and unexpected costs or other operating expenses;

•	changes in product mix, pricing pressure or changes in product pricing;

•	weak or negative growth in one or more of the industries we serve, including AEC, manufacturing, and digital media and entertainment markets;

•	the success of new business or sales initiatives;

•	security breaches, related reputational harm, and potential financial penalties to customers and government entities;

•	timing of additional investments in the development of our platform or deployment of our services;

•	changes in revenue recognition or other accounting guidelines employed by us and/or established by the Financial Accounting Standards Board or other rule-making bodies;

•	fluctuations in foreign currency exchange rates and the effectiveness of our hedging activity;

•	failure to achieve and maintain cost reductions and productivity increases;

•	dependence on and the timing of large transactions;

•	changes in billings linearity;

•	adjustments arising from ongoing or future tax examinations;

•	the ability of governments around the world to adopt fiscal policies, meet their financial and debt obligations, and to finance infrastructure projects;

•	lower renewals of our maintenance program;

•	failure to expand our AutoCAD and AutoCAD LT customer base to related design products and services;

•	our ability to rapidly adapt to technological and customer preference changes, including those related to cloud computing, mobile devices, new computing platforms, and 3D printing;

•	the timing of the introduction of new products by us or our competitors;

•	the financial and business condition of our reseller and distribution channels;

•	failure to accurately predict the impact of acquired businesses or to identify and realize the anticipated benefits of acquisitions, and successfully integrate such acquired businesses and technologies;

•	perceived or actual technical or other problems with a product or combination of products;

•	unexpected or negative outcomes of matters and expenses relating to litigation or regulatory inquiries;

•	increases in cloud functionality-related expenses;

•	timing of product releases and retirements;

•	changes in tax laws or regulations, tax arrangements with foreign governments or accounting rules, such as increased use of fair value measures;

•	changes in sales compensation practices;

•	failure to effectively implement our copyright legalization programs, especially in developing countries;

•	failure to achieve sufficient sell-through in our channels for new or existing products;

•	renegotiation or termination of royalty or intellectual property arrangements;

•	interruptions or terminations in the business of our consultants or third-party developers;

•	the timing and degree of expected investments in growth and efficiency opportunities;

•	failure to achieve continued success in technology advancements;

•	catastrophic events or natural disasters;

•	regulatory compliance costs;

•	potential goodwill impairment charges related to prior acquisitions; and

•	failure to appropriately estimate the scope of services under consulting arrangements.

We have also experienced fluctuations in financial results in interim periods in certain geographic regions due to seasonality or regional economic or political conditions. In particular, our financial results in Europe during our third quarter are usually affected by a slower summer period, and our APAC operations typically experience seasonal slowing in our third and fourth quarters.

Our operating expenses are based in part on our expectations for future revenue and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations has had, and in the future could have, an immediate and significant adverse effect on our profitability. Greater than anticipated expenses or a failure to maintain rigorous cost controls would also negatively affect profitability.

Our business could suffer as a result of risks, costs, charges and integration risks associated with strategic acquisitions and investments.

We regularly acquire or invest in businesses, software products and technologies that are complementary to our business through acquisitions, strategic alliances or equity or debt investments. The risks associated with such acquisitions include, among others, the difficulty of assimilating products, operations and personnel, inheriting liabilities such as intellectual property infringement claims, the failure to realize anticipated revenue and cost projections, the requirement to test and assimilate the internal control processes of the acquired business in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the diversion of management’s time and attention.

In addition, such acquisitions and investments involve other risks such as:

•	the inability to retain customers, key employees, vendors, distributors, business partners, and other entities associated with the acquired business;

•	the potential that due diligence of the acquired business or product does not identify significant problems;

•	exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to, claims from terminated employees, customers, or other third parties;

•	the potential for incompatible business cultures;

•	significantly higher than anticipated transaction or integration-related costs;

•	potential additional exposure to fluctuations in currency exchange rates; and

•	the potential impact on relationships with existing customers, vendors, and distributors as business partners as a result of acquiring another business.

We may not be successful in overcoming such risks, and such acquisitions and investments may negatively impact our business. In addition, such acquisitions and investments have in the past and may in the future contribute to potential fluctuations in our quarterly financial results. These fluctuations could arise from transaction-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions and investments. These costs or charges could negatively impact our financial results for a given period, cause quarter to quarter variability in our financial results or negatively impact our financial results for several future periods.

Because we derive a substantial portion of our net revenue from a small number of products, including our AutoCAD-based software products and collections, if these products are not successful, our revenue will be adversely affected.

We derive a substantial portion of our net revenue from sales of subscriptions for a limited number of our products, including AutoCAD software, products based on AutoCAD, which include our collections that serve specific markets and products that are interoperable with AutoCAD. Any factor adversely affecting sales of these products, including the product release cycle, market acceptance, product competition, performance and reliability, reputation, price competition, economic and market conditions and the availability of third-party applications, would likely harm our financial results. During fiscal 2018 and 2017, combined revenue from our AutoCAD and AutoCAD LT products, not including collections (formerly suites) having AutoCAD or AutoCAD LT as a component, represented 20% and 16% of our total net revenue, respectively.

We are investing in resources to update and improve our information technology systems to digitize the Company and support our business model transition. Should our investments not succeed, or if delays or other issues with new or existing information technology systems disrupt our operations, our business model transition could be compromised and our business could be harmed.

We rely on our network and data center infrastructure, technology systems and our websites for our development, marketing, operational, support, sales, accounting and financial reporting activities. We continually invest resources to update and improve these systems in order to meet the evolving requirements of our business and customers. In particular, our transition to cloud-based products and a subscription-only business model involves considerable investment in the development of technologies, as well as back-office systems for technical, financial, compliance and sales resources.

Such improvements are often complex, costly and time consuming. In addition, such improvements can be challenging to integrate with our existing technology systems, or may uncover problems with our existing technology systems. Unsuccessful implementation of hardware or software updates and improvements could result in disruption in our business operations, loss of customers, loss of revenue, errors in our accounting and financial reporting or damage to our reputation, all of which could compromise our business model transition.

If we are not able to adequately protect our proprietary rights, our business could be harmed.

We rely on a combination of patent, copyright and trademark laws, trade secret protections, confidentiality procedures and contractual provisions to protect our proprietary rights. Despite such efforts to protect our proprietary rights, unauthorized parties from time to time have copied aspects of our software products or have obtained and used information that we regard as proprietary. Policing unauthorized use of our software products is time-consuming and costly. We are unable to measure the extent to which piracy of our software products exists and we expect that software piracy will remain a persistent problem, particularly in emerging economies. Furthermore, our means of protecting our proprietary rights may not be adequate.

Additionally, we actively protect the secrecy of our confidential information and trade secrets, including our source code. If unauthorized disclosure of our source code occurs, we could potentially lose future trade secret protection for that source code. The loss of future trade secret protection could make it easier for third-parties to compete with our products by copying functionality, which could adversely affect our financial performance and our reputation. We also seek to protect our confidential information and trade secrets through the use of non-disclosure agreements with our customers, contractors, vendors and partners. However, it is possible that our confidential information and trade secrets may be disclosed or published without our authorization. If this were to occur, it may be difficult and/or costly for us to enforce our rights, and our financial performance and reputation could be negatively impacted.

We may face intellectual property infringement claims that could be costly to defend and result in the loss of significant rights.

As more software patents are granted worldwide, the number of products and competitors in our industry segments grows and the functionality of products in different industry segments overlaps, we expect that software product developers will be increasingly subject to infringement claims. Infringement or misappropriation claims have in the past been, and may in the future be, asserted against us, and any such assertions could harm our business. Additionally, certain patent holders without products have become more aggressive in threatening and pursuing litigation in attempts to obtain fees for licensing the right to use patents. Any such claims or threats, whether with or without merit, have been and could in the future be time-consuming to defend, result in costly litigation and diversion of resources, cause product shipment delays or require us to enter into royalty or licensing agreements. In addition, such royalty or license agreements, if required, may not be available on acceptable terms, if at all, which would likely harm our business.

From time to time we realign or introduce new business and sales initiatives; if we fail to successfully execute and manage these initiatives, our results of operations could be negatively impacted.

As part of our effort to accommodate our customers’ needs and demands and the rapid evolution of technology, we from time to time evolve our business and sales initiatives such as realigning our development and marketing organizations, offering software as a service, and realigning our internal resources in an effort to improve efficiency. We may take such actions without clear indications that they will prove successful, and at times, we have been met with short-term challenges in the execution of such initiatives. Market acceptance of any new business or sales initiative is dependent on our ability to match our customers’ needs at the right time and price. Often we have limited prior experience and operating history in these new areas of emphasis. If any of our assumptions about expenses, revenue or revenue recognition principles from these initiatives proves incorrect, or our attempts to improve efficiency are not successful, our actual results may vary materially from those anticipated, and our financial results will be negatively impacted.

Net revenue, billings, earnings or subscriptions shortfalls or the volatility of the market generally may cause the market price of our stock to decline.

The market price for our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price for our common stock may be affected by a number of factors, including the other factors described in this Risk Factors section and as described below:

•	shortfalls in our expected financial results, including net revenue, billings, ARR, ARPS, earnings, subscriptions, or other key performance metrics;

•	results and future projections related to our business model transition;

•	quarterly variations in our or our competitors’ results of operations;

•	general socio-economic, political or market conditions;

•	changes in estimates of future results or recommendations or confusion on the part of analysts and investors about the short-term and long-term impact to our business resulting from our business model transition;

•	uncertainty about certain governments’ abilities to repay debt or effect fiscal policy;

•	the announcement of new products or product enhancements by us or our competitors;

•	unusual events such as significant acquisitions, divestitures, regulatory actions, and litigation;

•	changes in laws, rules, or regulations applicable to our business;

•	outstanding debt service obligations; and

•	other factors, including factors unrelated to our operating performance, such as instability affecting the economy or the operating performance of our competitors.

Significant changes in the price of our common stock could expose us to costly and time-consuming litigation. Historically, after periods of volatility in the market price of a company’s securities, a company becomes more susceptible to securities class action litigation. This type of litigation is often expensive and diverts management’s attention and resources.

Our business could be adversely affected if we are unable to attract and retain key personnel.

Our success and ability to invest and grow depend largely on our ability to attract and retain highly skilled technical, professional, managerial, sales, and marketing personnel. Historically, competition for these key personnel has been intense. The loss of services of any of our key personnel (including key personnel joining our company through acquisitions), the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel, particularly engineering and sales personnel, could make it difficult to meet key objectives, such as timely and effective product introductions and financial goals.

Our investment portfolio consists of a variety of investment vehicles in a number of countries that are subject to interest rate trends, market volatility, and other economic factors. If general economic conditions decline, this could cause the credit ratings of our investments to deteriorate, illiquidity in the financial marketplace, and we may experience a decline in interest income and an inability to sell our investments, leading to impairment in the value of our investments.

It is our policy to invest our cash, cash equivalents and marketable securities in highly liquid instruments with, and in the custody of, financial institutions with high credit ratings and to limit the amounts invested with any one institution, type of security and issuer. However, we are subject to general economic conditions, interest rate trends and volatility in the financial marketplace that can affect the income that we receive from our investments, the net realizable value of our investments (including our cash, cash equivalents and marketable securities) and our ability to sell them. Any one of these factors could reduce our investment income, or result in material charges, which in turn could impact our overall net income (loss) and earnings (loss) per share.

From time to time we make direct investments in privately held companies. Privately held company investments are considered inherently risky. The technologies and products these companies have under development are typically in the early stages and may never materialize, which could result in a loss of all or a substantial part of our initial investment in these companies. The evaluation of privately held companies is based on information that we request from these companies, which is not subject to the same disclosure regulations as U.S. publicly traded companies, and as such, the basis for these evaluations is subject to the timing and accuracy of the data received from these companies.

A loss on any of our investments may cause us to record an other-than-temporary impairment charge. The effect of this charge could impact our overall net income (loss) and earnings (loss) per share. In any of these scenarios, our liquidity may be negatively impacted, which in turn may prohibit us from making investments in our business, taking advantage of opportunities and potentially meeting our financial obligations as they come due.

We are subject to legal proceedings and regulatory inquiries, and we may be named in additional legal proceedings or become involved in regulatory inquiries in the future, all of which are costly, distracting to our core business and could result in an unfavorable outcome, or a material adverse effect on our business, financial condition, results of operations, cash flows or the trading prices for our securities.

We are involved in legal proceedings and receive inquiries from regulatory agencies. As the global economy has changed and our business has evolved, we have seen an increase in litigation activity and regulatory inquiries. Like many other high technology companies, the number and frequency of inquiries from U.S. and foreign regulatory agencies we have received regarding our business and our business practices, and the business practices of others in our industry, have increased in recent years. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time consuming legal proceedings that could result in any number of outcomes. Any claims or regulatory actions initiated by or against us, whether successful or not, could result in expensive costs of defense, costly damage awards, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources, or otherwise harm our business. In any of these cases, our financial results, results of operations, cash flows or the trading prices for our securities could be negatively impacted.

We are subject to risks related to taxation in multiple jurisdictions.

We are a U.S.-based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions. Our effective tax rate is primarily based on our expected geographic mix of earnings, statutory rates, intercompany arrangements, including the manner in which we develop, value and license our intellectual property, and enacted tax rules. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions on a worldwide basis. While we believe our tax positions, including intercompany transfer pricing policies, are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be overturned by jurisdictional tax authorities and may have a significant impact on our effective tax rate.

In connection with the company’s closure of certain offices and reduction of workforces worldwide, the company is in discussions with tax authorities regarding the closure of offices and the redeployment/transfer of assets. At this time the Company cannot estimate the tax implications of these discussions.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. For example, the U.S. government enacted significant tax law changes in December 2017, the Tax Act, which impacts our tax obligations and effective tax rate beginning in our fiscal 2018 tax year. Increasingly, governmental tax authorities are scrutinizing corporate tax strategies.

Many countries in the European Union, as well as other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in many countries where we do business. If U.S. or other foreign tax authorities change applicable tax laws or successfully challenge the manner in which our profits are currently recognized, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

Uncertainties in the interpretation and application of the Tax Act could materially affect our tax obligations and effective tax rate.

The Tax Act provides broad and significant changes to the U.S. tax code and how the U.S. imposes income tax on multinational corporations. Due to the complexity and varying interpretations of the Tax Act, the U.S. Department of the Treasury and other standard-setting bodies may issue regulations and interpretative guidance that could significantly impact how we will apply the law and our results of operations from the Tax Act.

The Tax Act requires complex computations to be performed that were not previously provided for in the U.S. tax law. These computations require significant judgments to be made regarding the interpretation of the provisions within the Tax Act along with preparation and analysis of information not previously required. SAB 118 allows for the Company to record provisional amounts until a final assessment can be made within a period not to exceed one year from the date of enactment, which would be during our quarter ending October 31, 2018. As a result, we recorded a provisional estimate on the effect of the Tax Act in our January 31, 2018, financial statements based on our initial assessment. As additional regulatory guidance is issued and we continue to collect and analyze necessary data, we may make adjustments to provisional amounts previously recorded. We do not anticipate these adjustments to materially impact our provision for income taxes in the period in which an adjustment is made since we have provided for a full valuation allowance against our provision in the U.S.

Changes in existing financial accounting standards or practices, or taxation rules or practices may adversely affect our results of operations.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on our results of operations or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective. We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting. The report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

If our management or independent registered public accounting firm identifies one or more material weaknesses in our internal control over financial reporting, we would be unable to assert that such internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective (or if our independent registered public accounting firm is unable to express an opinion that our internal controls are effective), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our business and stock price.

In preparing our financial statements we make certain assumptions, judgments and estimates that affect amounts reported in our consolidated financial statements, which, if not accurate, may significantly impact our financial results.

We make assumptions, judgments and estimates for a number of items, including the fair value of financial instruments, goodwill, long-lived assets and other intangible assets, the realizability of deferred tax assets and the fair value of stock awards. We also make assumptions, judgments and estimates in determining the accruals for employee related liabilities including commissions, bonuses, and sabbaticals; and in determining the accruals for uncertain tax positions, partner incentive programs, product returns reserves, allowances for doubtful accounts, asset retirement obligations and legal contingencies. These assumptions, judgments and estimates are drawn from historical experience and various other factors that we believe are reasonable under the circumstances as of the date of the consolidated financial statements. Actual results could differ materially from our estimates, and such differences could significantly impact our financial results.

We rely on third party technologies and if we are unable to use or integrate these technologies, our product and service development may be delayed and our financial results negatively impacted.

We rely on certain software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available on commercially reasonable terms, and the software may not be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to, or inability to support, maintain and enhance any such software could result in increased costs, or in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would likely harm our business.

Disruptions with licensing relationships and third party developers could adversely impact our business.

We license certain key technologies from third parties. Licenses may be restricted in the term or the use of such technology in ways that negatively affect our business. Similarly, we may not be able to obtain or renew license agreements for key technology on favorable terms, if at all, and any failure to do so could harm our business.

Our business strategy has historically depended in part on our relationships with third-party developers who provide products that expand the functionality of our design software. Some developers may elect to support other products or may experience disruption in product development and delivery cycles or financial pressure during periods of economic downturn. In particular markets, such disruptions have in the past, and would likely in the future, negatively impact these third-party developers and end users, which could harm our business.

Additionally, technology created by outsourced product development, whether outsourced to third parties or developed externally and transferred to us through business or technology acquisitions, has certain additional risks such as effective integration into existing products, adequate transfer of technology know-how and ownership and protection of transferred intellectual property.

As a result of our strategy of partnering with other companies for product development, our product delivery schedules could be adversely affected if we experience difficulties with our product development partners.

We partner with certain independent firms and contractors to perform some of our product development activities. We believe our partnering strategy allows us to, among other things, achieve efficiencies in developing new products and maintaining and enhancing existing product offerings. Our partnering strategy creates a dependency on such independent developers. Independent developers, including those who currently develop products for us in the U.S. and throughout the world, may not be able or willing to provide development support to us in the future. In addition, use of development resources through consulting relationships, particularly in non-U.S. jurisdictions with developing legal systems, may be adversely impacted by, and expose us to risks relating to, evolving employment, export and intellectual property laws. These risks could, among other things, expose our intellectual property to misappropriation and result in disruptions to product delivery schedules.

Our business may be significantly disrupted upon the occurrence of a catastrophic event.

Our business is highly automated and relies extensively on the availability of our network and data center infrastructure, our internal technology systems and our websites. We also rely on hosted computer services from third parties for services that we provide to our customers and computer operations for our internal use. The failure of our systems or hosted computer services due to a catastrophic event, such as an earthquake, fire, flood, tsunami, weather event, telecommunications failure, power failure, cyber attack, terrorism, or war, could adversely impact our business, financial results and financial condition. We have developed disaster recovery plans and maintain backup systems in order to reduce the potential impact of a catastrophic event, however there can be no assurance that these plans and systems would enable us to return to normal business operations. In addition, any such event could negatively impact a country or region in which we sell our products. This could in turn decrease that country’s or region’s demand for our products, thereby negatively impacting our financial results.

If we were required to record an impairment charge related to the value of our long-lived assets, or an additional valuation allowance against our deferred tax assets, our results of operations would be adversely affected.

Our long-lived assets are tested for impairment if indicators of impairment exist. If impairment testing shows that the carrying value of our long-lived assets exceeds their estimated fair values, we would be required to record a non-cash impairment charge, which would decrease the carrying value of our long-lived assets, as the case may be, and our results of operations would be adversely affected. Our deferred tax assets include net operating loss, amortizable tax assets and tax credit carryforwards that can be used to offset taxable income and reduce income taxes payable in future periods. Each quarter, we assess the need for a valuation allowance, considering both positive and negative evidence to determine whether all or a portion of the deferred tax assets are more likely than not to be realized. In fiscal 2016, we determined that it was more likely than not that the Company would not realize our U.S. deferred tax assets and established a valuation allowance against our U.S. deferred tax assets. We continued to have a full valuation allowance against our U.S. deferred assets in fiscal 2019. Changes in the amount of the valuation allowance could result in a material non-cash expense or benefit in the period in which the valuation allowance is adjusted and our results of operations could be materially affected. We will continue to perform these tests and any future adjustments may have a material effect on our financial condition and results of operations.

We issued $1.6 billion aggregate principal amount of unsecured notes in debt offerings and have an existing $400.0 million revolving credit facility, and expect to incur other debt in the future, which may adversely affect our financial condition and future financial results.

In June 2017, we issued $500.0 million aggregate principal amount of 3.5% notes due June 15, 2027. In June 2015, we issued 3.125% notes due June 15, 2020 in an aggregate principal amount of $450.0 million and 4.375% notes due June 15, 2025 in an aggregate principal amount of $300.0 million. In December 2012, we issued 3.6% notes due December 15, 2022 in an aggregate principal amount of $350.0 million. As the debt matures, we will have to expend significant resources to either repay or refinance these notes. For example, in July 2017, we redeemed outstanding senior notes due December 15, 2017, for a total cash repayment of $401.8 million by using the proceeds from the notes we issued in 2017. If we decide to refinance notes in the future, we may be required to do so on different or less favorable terms or we may be unable to refinance the notes at all, both of which may adversely affect our financial condition.

We also have a $400.0 million revolving credit facility. As of July 16, 2018, we had no outstanding borrowings on the line of credit. Although we have no current plans to borrow under this credit facility, we may use the proceeds of any future borrowing for general corporate purposes, or for future acquisitions or expansion of our business. Our existing and future levels of indebtedness may adversely affect our financial condition and future financial results by, among other things:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	requiring the dedication of a greater than expected portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

This credit agreement contains customary covenants that could restrict the imposition of liens on Autodesk’s assets, and restrict the Company’s ability to incur additional indebtedness or make dispositions of assets if Autodesk fails to maintain the financial covenants. The financial covenants consist of a maximum debt to total cash ratio, a fixed charge coverage ratio through October 31, 2018, and, after October 31, 2018, a minimum interest coverage ratio.

We are required to comply with the covenants set forth in our unsecured notes and revolving credit facility. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the note holders or lenders, then, subject to applicable cure periods, we would not be able to incur additional indebtedness under the credit facility and any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Under certain circumstances, if our credit ratings are downgraded or other negative action is taken, the interest rate payable by us under our revolving credit facility could increase. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

Up to 340,769 shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The shares being offered were issued to the selling stockholders pursuant to the Merger Agreement, subject to adjustment as set forth in the Merger Agreement. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of July 3, 2018, the date of closing of our acquisition of Assemble Systems. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See the section of this prospectus captioned “Plan of Distribution” for additional information. For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 219,618,290 shares of our common stock outstanding on July 10, 2018, determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

Name of Selling Stockholder	Prior to the Offering			Number of Shares of Common Stock Being Registered for Resale	After the Offering
	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding			Number of Shares of Common Stock Beneficially Owned (14)	Percent of Shares of Common Stock Outstanding
Built Environment Innovation Fund, L.P.(1)	11,411		*	11,411	0		*
Clay Morel(2)	4,264		*	4,264	0		*
Douglas J. Erwin(3)	25,637		*	25,637	0		*
George A. Pontikes, Jr.(4)	144,203		*	36,225	0		*
Gosnold 1602, L.P.(5)	393		*	393	0		*
Howard Davis(6)	7,349		*	7,349	0		*
Keith A. Kreuer(7)	4,602		*	4,602	0		*
Michael J. Clark(8)	825		*	825	0		*
Redhouse Associates, LLC(9)	8,450		*	8,450	0		*
Satterfield Vintage Investments, L.P.(10)	129,800		*	129,800	0		*
Thomas A. Satterfield, Jr.(11)	1,333		*	1,333	0		*
Trent Miskelly(12)	2,502		*	2,502	0		*
Total shares of common stock	340,769		*	340,769	0		*

*	Less than 1%.

(1)	Consists of (i) 10,167 shares held of record by Built Environment Innovation Fund, L.P. and (ii) 1,244 shares held of record by Computershare Trust Company N.A. (“Computershare”) as escrow agent to fund potential indemnification obligations to us related to the acquisition. We are a limited partner in the Built Environment Innovation Fund, L.P.
(2)	Consists of (i) 3,800 shares held of record by Clay Morel and (ii) 464 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(3)	Consists of (i) 22,842 shares held of record by Douglas Erwin and (ii) 2,795 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(4)	Consists of (i) 32,276 shares held of record by George A. Pontikes, Jr. individually, (ii) 96,206 shares held of record by Assemble Investments, LLC and (iii) 15,721 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(5)	Consists of (i) 351 shares held of record by Gosnold 1602, L.P. and (ii) 42 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition. Joseph Horzepa may be deemed to hold voting and dispositive power over these shares.
(6)	Consists of (i) 6,548 shares held of record by Howard Davis and (ii) 801 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(7)	Consists of (i) 4,101 shares held of record by Keith A. Kreuer and (ii) 501 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(8)	Consists of (i) 735 shares held of record by Michael J. Clark and (ii) 90 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(9)	Consists of (i) 7,529 shares held of record by Redhouse Associates, LLC and (ii) 921 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition. Michael J. Clark, Douglas J. Erwin, Keith A. Kreuer and Joseph Horzepa are members of Redhouse Associates, LLC.
(10)	Consists of (i) 115,649 shares held of record by Satterfield Vintage Investments, L.P. and (ii) 14,151 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition. Thomas A. Satterfield, Jr. is the president and sole shareholder of the general partner of Satterfield Vintage Investments, L.P., and may therefore be deemed to hold voting and dispositive power over these shares.
(11)	Consists of (i) 1,188 shares held of record by Thomas A. Satterfield, Jr. and (ii) 145 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(12)	Consists of (i) 2,230 shares held of record by Trent Miskelly and (ii) 272 shares held of record by Computershare as escrow agent to fund potential indemnification obligations to us related to the acquisition.
(13)	Assumes the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby.

The sales may be made on one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers. The shares of common stock may be sold through broker-dealers by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise; or

•	in privately negotiated transactions.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

To the extent required, this prospectus may be amended or supplemented under Rule 424(b) or other applicable provision of the Securities Act from time to time to describe a specific plan of distribution.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have informed us that, except as otherwise indicated in the table included in the section of this prospectus captioned “Selling Stockholders,” none of them have any agreement or understanding, directly or indirectly, with any person to distribute the shares covered by this prospectus. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act, the Exchange Act or other federal or state law, or the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act, the Exchange Act or other federal or state law that may arise from written information furnished to us by the selling stockholders expressly for use in this prospectus.

We may restrict or suspend offers and sales or other dispositions of the shares under the shelf registration statement of which this prospectus forms a part from and after the effective date of the shelf registration statement of which this prospectus forms a part subject to certain terms and conditions. In the event of such restriction or suspension, the selling stockholders will not be able to offer or sell or otherwise dispose of the shares of common stock under the shelf registration statement.

If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Once sold under the shelf registration statement of which this prospectus forms a part the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock in respect of which this prospectus is being delivered will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of Autodesk, Inc. appearing in Autodesk, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2018 (including the schedule appearing therein), and the effectiveness of Autodesk’s internal control over financial reporting as of January 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.autodesk.com. Information accessible on or through our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K), until the offering of the common stock being registered under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2018;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2018;

•	The sections of our Definitive Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended January 31, 2018; and

•	Current Reports on Form 8-K filed on March 21, 2018, March 26, 2018, April 16, 2018, June 15, 2018 and June 29, 2018.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Autodesk, Inc.

111 McInnis Parkway,

San Rafael, California 94903

Attn: Investor Relations

(415) 507-5000

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$5,636
Legal fees and expenses	$50,000
Accounting fees and expenses	$65,000
Total	$120,636

Item 15.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete General Corporation Law of the State of Delaware (“DGCL”) and the registrant’s certificate of incorporation as amended to date (“Charter”) and the registrant’s Bylaws as amended to date (the “Bylaws”).

The Charter provides that a director shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. The Bylaws provide that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the registrant.

Under Section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

The registrant is governed by the provisions of the DGCL permitting the registrant to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of the registrant. The registrant has an insurance policy which insures the directors and officers of the registrant and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties. The registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

Item 16.	Exhibits

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of Autodesk, Inc., as amended and restated as of September 19, 2005, incorporated by reference to Autodesk, Inc.’s Form 10-K filed March 30, 2006.

3.2	Bylaws of Autodesk, Inc., as amended and restated as of June 12, 2018, incorporated by reference to Autodesk, Inc.’s Form 8-K filed June 15, 2018.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included in the signature pages to this registration statement).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on July 16, 2018.

AUTODESK, INC.

By:	/s/ Andrew Anagnost
	Name:	Andrew Anagnost
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

REGISTRATION STATEMENT ON FORM S-3

AUTODESK, INC.

KNOW ALL PERSONS BY THESE PRESENTS:

Each of the undersigned directors or officers of Autodesk, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Andrew Anagnost and R. Scott Herren as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute a Registration Statement on Form S-3 of the Company, and any and all amendments (including post-effective amendments) to such Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement, and to file such Registration Statement(s) and any and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Anagnost Andrew Anagnost	President and Chief Executive Officer (Principal Executive Officer)	July 16, 2018

/s/ R. Scott Herren R. Scott Herren	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2018

/s/ Crawford W. Beveridge Crawford W. Beveridge	Director	July 16, 2018

Signature	Title	Date

/s/ Karen Blasing Karen Blasing	Director	July 16, 2018

/s/ Reid French Reid French	Director	July 16, 2018

/s/ Mary T. McDowell Mary T. McDowell	Director	July 16, 2018

/s/ Lorrie M. Norrington Lorrie M. Norrington	Director	July 16, 2018

/s/ Elizabeth Rafael Elizabeth Rafael	Director	July 16, 2018

/s/ Stacy J. Smith Stacy J. Smith	Director (Non-executive Chairman of the Board)	July 16, 2018